                                                                   EXHIBIT 21.1

                      SUBSIDIARIES OF THE REGISTRANT


        NAME                                             PLACE OF INCORPORATION

        Bruker AXS GmbH                                  Germany
        Nihon Bruker AXS KK                              Japan

        Bruker AXS Ltd.*                                 United Kingdom
        Bruker AXS SA*                                   France
        Bruker AXS SrL*                                  Italy
        Bruker AXS GmbH*                                 Austria
        Bruker AXS (Pty) Ltd.*                           South Africa


* These entities are indirect subsidiaries of the Registrant. Each is a wholly-owned subsidiary of Bruker AXS GmbH; Bruker AXS GmbH, in turn, is a wholly-owned subsidiary of the Registrant.